Exhibit 99.1

ICG ANNOUNCES STOCKHOLDER APPROVAL OF MERGER

Englewood, Colo. — October 15, 2004 — ICG Communications, Inc. (OTC-ICGC), a business communications company that specializes in converged voice and data services, announced today that its stockholders approved a definitive merger agreement with MCCC ICG Holdings LLC (“MCCC”), a joint venture between Columbia Capital and M/C Venture Partners. The merger remains subject to the satisfaction of conditions precedent set forth in the merger agreement. In the merger, ICG’s stockholders will receive $0.75 in cash for each share of ICG’s common stock they own.

About ICG

ICG Communications, Inc. (OTC:ICGC) is a business communications company that specializes in converged voice and data services. ICG has a national footprint and extensive metropolitan fiber serving 24 markets. ICG products and services include voice and Internet Protocol (IP) solutions including VoicePipe™, voice services, dedicated Internet access (DIA), and private line transport services. ICG provides corporate customers and other carriers with flexible and reliable solutions. For more information about ICG Communications, visit the company’s Web site at www.icgcomm.com.

About Columbia Capital

Columbia Capital is a premier private equity firm focused exclusively on the communications and information technology industries, investing in both emerging service providers and innovative, next generation technologies. Columbia Capital has invested in more than 60 communications and technology companies since 1989 and currently manages approximately $1.4 billion. Columbia Capital is located in Alexandria, Virginia. Additional information about Columbia Capital can be found at www.colcap.com. Contact John T. Siegel, Jr. regarding the above transaction at www.colcap.com.

About M/C Venture Partners

M/C Venture Partners is recognized as one of the leading venture capital investors in the communications and IT industries. The firm has invested in telecommunications segments for over 20 years and has actively invested in the CAP and CLEC industries for over a decade. M/C Venture Partners manages over $1 billion in committed capital, with the nation’s largest state and corporate pension funds, prominent university endowments, private trusts, and strategic financial institutions as limited partners. The firm has offices in Boston, London and San Francisco. Contact Peter H.O. Claudy regarding the above transaction at www.mcventurepartners.com.

Forward Looking Statement Disclosure: This press release may contain forward-looking statements that are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. Such statements include, but are not limited to, statements regarding the timing of the closing of the merger. Such statements are subject to significant risks and uncertainties, which may cause actual results to differ materially. Factors that could cause actual results to differ from those anticipated include, but are not limited to, the ability of the parties to the merger to satisfy the conditions to the merger in a timely fashion. ICG disclaims any intention or obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise. No assurance can be given that the merger will be concluded as and when anticipated, or at all. If the merger is not concluded, ICG may have no alternative but to consider commencing Chapter 11 bankruptcy proceedings. A Chapter 11 plan of reorganization could result in stockholders of ICG receiving little or no value for their interests. Accordingly, the value of ICG’s stock is highly speculative and ICG urges that appropriate caution be exercised with respect to existing and future investments in such securities.